Exhibit 99

[LOGO OF ORASURE TECHNOLOGIES, INC.]

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

ORASURE SELLS 5,000,000 SHARES OF COMMON STOCK

BETHLEHEM, PA — October 2, 2003 - OraSure Technologies, Inc. (Nasdaq NM:OSUR), today announced that it has entered into an underwriting agreement for the sale by the Company of 5,000,000 shares of common stock in a public offering under its shelf registration statement. Proceeds to the Company from the sale are expected to be $45 million before underwriting discounts and commissions and other offering expenses. The Company has also granted to the underwriters an option to purchase an additional 750,000 shares of its common stock within 30 days after the offering to cover over allotments in the offering.

OraSure intends to use the net proceeds from the offering for general working capital, commercialization of new products, research and development activities, potential acquisitions, capital expenditures, patent license fees, debt service and retirement, and general corporate purposes.

Thomas Weisel Partners LLC has acted as the lead underwriter, and SG Cowen Securities Corporation and Wells Fargo Securities, LLC have acted as co-managers in this transaction.

This offering of common stock may be made only by means of a prospectus, a copy of which can be obtained from the offices of Thomas Weisel Partners LLC, 370 Park Avenue, New York, NY 10022. An electronic copy of the prospectus will be available on the Securities and Exchange Commission web site at www.sec.gov.

OraSure Technologies develops, manufactures and markets oral fluid specimen collection devices and tests and other diagnostic products using its proprietary technologies, including immunoassays and other in vitro diagnostic tests and other medical devices. These products are sold in the United States and certain foreign countries to clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, distributors, government agencies, physicians’ offices, and commercial and industrial entities. For more information on the Company, please visit www.orasure.com.